Final Transcript Conference Call Transcript LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call Event Date/Time: May 06, 2010 / 03:00PM GMT

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Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

 Lisa Soares
 Lexington Realty Trust - Investor Relations

 Will Eglin
 Lexington Realty Trust - Chief Executive Officer and President

 Pat Carroll
 Lexington Realty Trust - Chief Financial Officer

 Natasha Roberts
 Lexington Realty Trust - Executive Vice President & Director of Real Estate Operation

CONFERENCE CALL PARTICIPANTS

 Sheila McGrath
 KBW - Analyst

 Jennifer Hummert
 Stifel Nicolaus - Analyst

 Todd Stender
 Wells Fargo Securities - Analyst

 Sarah King
 JP Morgan - Analyst

 Gabe Poggi
 Friedman, Billings, Ramsey - Analyst

 Bob Hotokowski
 Beacon Hill Advisors - Analyst

 David Rothschild
 Raymond James - Analyst

 Mel Cutler
 Cutler Capital Management - Analyst

 PRESENTATION

Operator

 Good morning and welcome to the Lexington Realty Trust's first quarter 2010 earnings conference call. Today's call is being recorded. At this time, all participants are in a listen-only mode and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over Ms. Lisa Soares, Investor Relations from Lexington. Please go ahead, ma'am.

 Lisa Soares - Lexington Realty Trust - Investor Relations

 Thank you, Andrea. Hello and welcome to the Lexington Realty Trust first quarter conference call. The earnings press release was distributed over the wire this morning and the release of supplemental disclosure package will be furnished on a Form 8-K.

In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to that most directly comparable GAAP measure in accordance with the Regulation G requirements.

If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor relations section. Additionally we are hosting a live webcast of today's call, which you can access in the same section.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning the of the Private Securities Litigation Reform Act of 1995.

Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

With us today from management are Will Eglin, CEO and President, Robert Roskind, Chairman, Pat Carroll, Chief Financial Officer, and Natasha Roberts, Executive Vice President and Director of Real Estate Operations, and other members of management.

I'd like to turn the call over to Will for his opening remarks.

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Thanks, Lisa, and welcome to all of you. Thank you for joining us today. Lexington generated strong results in its real estate portfolio for the first quarter of 2010. We executed well in all of our key areas, including leasing, sales, investment activity, balance sheet management and operating efficiency.

For the quarter, our reported funds from operations were $0.25 per share after adjusting for a few charges as detailed in the earnings release, and overall it was a very good quarter.

In the first quarter, we continued to execute on our capital recycling initiative through select property dispositions. Total disposition activity for the quarter was approximately $39.9 million at a weighted average cap rate of 8.4%. Our strategy is to continue with our capital recycling effort by selling non-core properties, particularly our multi-tenant and retail properties in order to create additional liquidity and focus our portfolio strategy on our core single-tenant office and industrial properties.

We are currently targeting disposition volume for 2010 of approximately $190 million to $225 million and are projecting average cap rate on disposition of about 5% based on current occupancy.

Our previous range was $150 million to $275 million, so we are tightening both ends of the range and this reflects both our progress on sales and the fact that we believe we can increase occupancy in some of our multi-tenant properties before marking them for sale. At the low end of our guidance we expect sales to create net proceeds of roughly $95 million after mortgage repayments.

During the first quarter, Lexington raised a total of about $190 million, consisting of $115 million of 6% convertible guaranteed notes and $75.7 million of common shares and we retired $175.7 million of debt, which would have matured in the next few years.

In the second quarter we expect to close a mortgage financing of about $9 million at a fixed rate of 5.5% with a five-year maturity secured by the Canal Insurance property that we acquired last December.

In addition, we are in the market with requests for financing on properties that have roughly $72 million of mortgage debt maturing this year, and we expect to have a variety of attractive options that would result in excess financing proceeds at a cost in the 5.25% and 6.25% range depending on maturity and loan-to-value. Overall, we believe we have very good liquidity and we have $150 million of available credit line capacity.

From an operating perspective, our general and administrative costs decreased 9% compared to the first quarter last year, and in the first quarter this year, we formed a joint venture to perform property management at certain of our properties which were previously contracted out to a third party. We are a 50% owner of this joint venture and we believe this will make our property management more efficient and profitable, provide us with better control and allow us to provide services to our tenants through a Lexington branded company.

On the leasing front we had another successful quarter with 22 new and extended leases executed for 413,000 square feet and have executed new and extended leases for an additional 540,000 square feet, subsequent to quarter-end, including 94,000 square feet at 100 Light Street, and we remain quite positive on our prospects to continue leasing space in this building.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

We encourage you to review our rollover schedule in our supplemental disclosure package, which shows that at quarter-end we had about 0.6% of rental revenue expiring in 2010 in our single tenant portfolio, half of which has already been extended subsequent to quarter-end, so we believe rollover risk this year is pretty much nonexistent.

We haven't had any material lease defaults and credit quality has held up very well. Portfolio occupancy at quarter-end was 92%, which is about the same as last quarter.

On the investment front, we remain disciplined and highly focused. Our most recent property acquisition was a $10.5 million sale leaseback with Canal Insurance Company, rated A by Standard & Poor's.

This was a 20-year sale leaseback at an initial cap rate of 8.6% with annual escalations. As I mentioned, we are working on closing $9 million of financing on this facility at a fixed rate of 5.5% and that would generate a yield of about 24% on our remaining invested equity, and that is a tremendous yield on what is essentially a five-year [A rated] bond.

As discussed on our last call, in the first quarter we made two loan investments, totalling roughly $28.5 million at rates of about 15% with maturities of two to three years and these investments are performing as we expected.

Currently we have three transactions totalling approximately $100 million in our investment pipeline. Each of these is a build-to-suit project that we expect will continue [for] financial results next year. We believe these are very attractive opportunities for us given that they are 15 year and 20 year net leases at 9% to 10% going-in cap rates, which equates to 10% to 11.4% on a GAAP basis.

We expect to finance our acquisition pipeline with mortgage financings and proceeds from our capital recycling program, and each of these transactions is being acquired at a cap rate that is accretive, relative to the cap rates at which we currently sell our multi-tenant properties for.

Now I'll turn the call over to Pat Carroll who will take you through our results in more detail.

 Pat Carroll - Lexington Realty Trust - Chief Financial Officer

 Thanks, Will. During the quarter, Lexington had gross revenues of $89 million, comprised primarily of [lease] rents and tenant reimbursements. Under GAAP we are required to recognized revenue on a straight-line basis over the non-cancelled lease term plus any periods covered by a [bond] renewal option.

In addition, the amortization of above and below market leases are included directly to rental revenue. In the quarter, cash rents were in excess of GAAP rents by about $5.5 million, including the effect of the above and below market leases.

We have also included on page 40 in the supplement our estimates of both cash and GAAP rents for the remainder of 2010 through 2014.

We recorded a $2.1 million non-cash gain related to our forward equity commitment and [put into] in 2008 as a result of the increase of our share price from December 31, 2009 to March 31, 2010.

We also recorded $1.2 million in debt satisfaction charges relating to the write-off of deferred costs on debts that we satisfied during the quarter. We recorded $20 million in impairment charges including discontinued operations, primarily related to properties disposed of and properties written down to what we believe are the estimated fair values.

In discontinued operations, we recognized $3.8 million in debt satisfaction gains relating to the disposition of our property in Pleasanton, California. On page 38 of the supplement, we have disclosed selected income statement data for our consolidated but non-wholly-owned properties and our joint venture investments.

As Will mentioned, our G&A decreased $600,000 in 2010 compared to 2009. The primary driver for this decrease are lower professional fees. I also want to note that included in the 2010 G&A numbers about $500,000 in annual costs that we expensed entirely in the first quarter.

Now turning over to the balance sheet, we believe that it is strong. We had $93.4 million in cash at quarter-end including cash classified as restricted. Restricted cash balance relates to money held with lenders as escrow deposits on mortgages.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

At quarter-end we had about $2 billion of debt outstanding, which had a weighted average interest rate of about 5.8%. Included in intangibles is the allocation of purchase price of properties related to in-place and above-market leases and customer relationships in accordance with GAAP. Also we have approximately $105 million in below-market lease liabilities. The significant components of other assets and liabilities are included on page 39 of the supplement.

During the quarter ended March 31, 2010 we capitalized $600,000 in lease costs, $800,000 in TI costs and $6.8 million in capital improvements, including about $5 million spent on 100 Light Street. On pages 23 through 32 of the supplement we disclose the details of all consolidated mortgages maturing through 2014.

Now I'd like for Natasha Roberts to discuss our leasing and expansion activity. Natasha?

 Natasha Roberts - Lexington Realty Trust - Executive Vice President & Director of Real Estate Operation

 Thanks, Pat. As of March 31, 2010, our portfolio totaled approximately 41.2 million square feet, including our interest in 45 properties that are held in joint ventures. 22 leases were either executed or extended in the quarter, leading to an occupancy level of approximately 92% at quarter-end. This includes our share of the JV properties.

Out of the 22 leases that were signed during the quarter, 11 were new and accounted for approximately 24,000 square feet and 11 were renewals or extensions, which accounted for approximately 388,000 square feet.

We lost approximately 132,000 square feet of occupancy due to previously disclosed lease expirations that were not renewed during the quarter.

As of March 31, 2010, Lexington's share of space scheduled to expire this year was 819,000 square feet. 437,000 square feet of this space has already been leased. Subsequent to quarter-end, we signed eight leases totaling 540,000 square feet. In addition, we are currently negotiating two new leases and six lease extensions which total approximately 1 million square feet.

We currently have approximately 3.7 million square feet of space available or likely to become available for lease. The 3.7 million is comprised of our current vacancy of 3.4 million square feet less our recent lease execution plus our potential vacancy of an additional 382,000 square feet this year.

We expect vacancy to be reduced by the sale of vacant properties totaling 1.1 million to 1.6 million square feet and the execution of new and renewal leases totaling 170,000 to 660,000 square feet. As a result, we currently expect 2010 year-end occupancy to be 94% to 96%.

2.8 million square feet of space is scheduled to expire in 2011, and of that we currently expect to lease approximately 2 million square feet. There are no material delinquencies in the portfolio.

We have budgeted $15 million in tenant improvement allowances and leasing costs for the balance of 2010 and $9.5 million for 2011. Our CapEx budget for the balance of the year is $14 million, which includes $8.5 million for 100 Light Street and $4 million for 2011, $1 million of which relates to Light Street.

Overall, it was a successful quarter. As Will mentioned, progress at 100 Light Street continues, and we are now 44% leased. Activity at the building has picked up with multiple large space users expressing interest in the space. Our plaza redevelopment and building modernization project is nearing completion, and our building reopening ceremony has been scheduled for June 10th.

We are also beginning to see a renewed interest in expansions with our existing tenants. Although we can provide no assurance that these expansions will be completed, we are in preliminary discussions with one tenant regarding a 60,000 square foot office expansion and with another tenant regarding a 90,000 to 150,000 square foot industrial expansion.

Overall, we are pleased with our leasing success. Tenant retention has been high and we think we can continue to make progress over the balance of the year.

Now I'll turn the call back over to Will.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Thanks, Natasha. In summary, this was a strong quarter for Lexington on every level and we are pleased with our progress and our opportunities. Occupancy held up well. Leasing continues to be consistent with our expectations. Our balance sheet and debt maturity profile are significantly improved and we have been able to source several investment opportunities that are very attractive.

Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions). We will now take our first question from Sheila McGrath with KBW.

 Sheila McGrath - KBW - Analyst

 Good morning. Will, I was wondering if you could discuss again the build-to-suit forward commitments. What is the dollar volume that you have underway there? Are they competitively bid and if you think you will be able to secure more of those opportunities?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Well, it's roughly $100 million we're working on right now. They are competitively bid, but the truth is that there's not that much competition for forward commitments. So that's one of the reasons why you're able to obtain a yield premium, like we've laid out.

If we were to finance those assets at 55% on the mortgage level, it's roughly $45 million of capital that we'd be required to invest, which I think is modest. So right now the pipeline doesn't look bigger than that. We want to be very, very careful that we're not overcommitting relative to balance sheet capacity.

One would think if we're entering in a period of economic expansion that is also characterized by a shortage of construction financing that there could be a niche in the market that we could explore more, but it's premature to talk more broadly at this point.

 Sheila McGrath - KBW - Analyst

 So $100 million would be coming online in 2011?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 That's right.

 Sheila McGrath - KBW - Analyst

 I was wondering, Pat, if you could give us some insight on where the dividend might be right now to your view on net taxable income.

 Pat Carroll - Lexington Realty Trust - Chief Financial Officer

 Right now we're estimating that the dividend approximates taxable income.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

 Sheila McGrath - KBW - Analyst

 Okay. Thank you.

Operator

 We'll now take our next question from John Guinee with Stifel Nicolaus.

 Jennifer Hummert - Stifel Nicolaus - Analyst

 Hi, it's Jennifer Hummert here with John. Just a couple questions; a lot of REITs are making short-term double-digit interest rate loans, mostly without in-place income covered by debt service. Your fully funded loans totaled $35 million. How much of the debt service is covered by in-place income and how accretive against your incremental cost of capital of debt are these two loans?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Well, earning 15% is very attractive relative to our cost of financing. That's for sure. I would say that in the four months since we did those transactions markets have healed so much that we would not be able to obtain those kinds of yields.

On the [mezz] loan we have good debt, current debt service coverage to our position. On the first mortgage loan, on the career education property that does have an accrual feature, but our balloon loan, as long as the property is valued at a cap rate that's better than around 10.5% will cover to our position there. So we think in view of the long-term lease that that property is probably worth an 8.5% cap or better now. So we think we have very good coverage with respect to our balloon amount.

 Jennifer Hummert - Stifel Nicolaus - Analyst

 Thank you. Then a couple others; what is the fully-funded loan per square foot on the [Shellburg] asset?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 About $120 a foot.

 Jennifer Hummert - Stifel Nicolaus - Analyst

 Then can you provide any additional detail on the 100 Light Street lease to Ober Kalor — rental rates, any TIs, free rent, anything else that you might have given them?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Well, as it relates to that lease, we estimate that the lease commencement date from a GAAP standpoint will be July 1st of this year, and from a GAAP standpoint we'll be recognizing about $165,000 a month in rent.

The one thing I would say is that lease took over a year to get finished from the beginning, and it's primarily floors 19 through 23 of the building, so we will expect to do better from a rental rate standpoint on future leasing activity.

 Jennifer Hummert - Stifel Nicolaus - Analyst

 That's all I have. Thank you.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Thank you.

Operator

 We'll now take our next question from Todd Stender with Wells Fargo Securities.

 Todd Stender - Wells Fargo Securities - Analyst

 Hi, guys. Thanks. Can I get just a little more color on the $17 million loan on the five medical facilities? Who are the tenants and what does the lease expiration schedule look like?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 The main tenant there is St. Luke's Hospital, and then there are three other single tenant buildings that are leased to medical office tenants. It's about a 75% loan-to-value loan from our standpoint of roughly 9.5% cap underwriting, which is roughly a debt yield of 12.8%.

 Todd Stender - Wells Fargo Securities - Analyst

 Okay, thanks. As we're looking into the mid part of the year here, any changes to your CapEx assumption for the remainder of the year?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 No, nothing's really much different than we've talked previously.

 Todd Stender - Wells Fargo Securities - Analyst

 Just switching gears, have you been able to repurchase any of your 5.5% exchangeable notes subsequent to the first quarter?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 We haven't. We bought some in at par, and I would point out that those notes are puttable to us in 2012, but given the fact that the yield's roughly 5.5%, it'll depend on where interest rates are at the time. But right now, we don't necessarily think the bond holders would elect the right to put all the bonds back to us.

So we'll see. It'll depend on debt conditions at the time. But we clearly think that we have an improving credit profile between now and maturity, so those bonds which a year ago or a 1.5 years ago would probably all be put to us, I think it's less likely that that'll happen now.

 Todd Stender - Wells Fargo Securities - Analyst

 Thanks, guys.

Operator

 We'll take our next question from Anthony Paolone with JP Morgan.

 Sarah King - JP Morgan - Analyst

 Good morning, guys. It's Sarah King here for Tony. Just one quick question for you; in terms of the overall disposition pipeline, what are you expecting now, in other words, in addition to 2010 asset sales, if any?

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 For the balance of this year?

 Sarah King - JP Morgan - Analyst

 Just overall — I mean, I know that you've been trying to get out of the retail portfolio, for example. In other words, in addition to this year, what would you say the overall disposition pipeline is?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 If we execute $190 million, which would be the bottom end of our range, it's certainly possible that we'd have comparable buy-in next year.

 Sarah King - JP Morgan - Analyst

 All right, okay, excellent, thank you.

Operator

 We'll now move next to Gabe Poggi with Friedman, Billings, Ramsey.

 Gabe Poggi - Friedman, Billings, Ramsey - Analyst

 Hi, good morning, guys. Will, I'm just looking for some general market color. Are you guys seeing any areas where there's more stabilization rather than others, or is it still very specific asset-to-asset? Just generally, what are you seeing in the market and kind of what are your thoughts heading into the second half of the year?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 From a leasing standpoint, Gabe?

 Gabe Poggi - Friedman, Billings, Ramsey - Analyst

 Yes.

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 The good news for us is we've got almost nothing over the balance of the year, and given how geographically diverse our portfolio is and where we're going to have rollover in the next couple of years, it's hard for us to draw any broad conclusions. We're expecting it's going to be challenging for suburban office owners in general for a couple of years. But, like I said, the good news is that we just don't have much expiring over the balance of this year.

 Gabe Poggi - Friedman, Billings, Ramsey - Analyst

 Okay, thanks.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

Operator

 (Operator Instructions). We'll now take our next question from [Bob Hotokowski] with Beacon Hill Advisors.

 Bob Hotokowski - Beacon Hill Advisors - Analyst

 Hi, I'm just wondering about the common stock price and the philosophy of the board regarding issuing common equity and equity-length securities given the price performance of the stock relative to the industry over the last say five years. Could you elaborate on that, please?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Well, I think last year many companies issued equity to recover from the financial crisis and we really did not issue. We issued equity to our own shareholders in lieu of the dividend for much of the year. So we kept that dilution in-house if you will.

So we waited the market out until we had a tolerable price to issue equity at, which we did in first quarter, which has accelerated our deleveraging and financial healing. So we were, I think, happy in hindsight that we didn't take the easy way out in 2009 and sell a whole lot of equity.

But there was, I think, a value to us in strengthening our balance sheet by issuing a fairly modest amount of common stock in the recent issue.

 Bob Hotokowski - Beacon Hill Advisors - Analyst

 Any plans on issuing additional equity in the foreseeable future?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 No, we have good liquidity and good financial flexibility right now.

 Bob Hotokowski - Beacon Hill Advisors - Analyst

 Thank you.

Operator

 We'll now take our next question from David Rothschild with Raymond James.

 David Rothschild - Raymond James - Analyst

 Thank you for taking my question. My question is sort of the same as what the previous gentleman asked. Your number of outstanding shares have increased 30% over the last year and I understand a lot of that was with the issuing the shares and dividends. But you're currently trading below your book value, and as your conditions improve have you guys considered buying back shares at all?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 No, I think our focus still needs to be oriented towards deleveraging. We still have $200 million of recourse corporate maturities over the next few years that we're going to stay focused on driving out of the structure of our balance sheet. So we still need to be focused on that.

We bought a lot of stock back in 2007, which unfortunately de-equitized our balance sheet and put ourselves in a position where when the financial crisis hit we suffered more than other companies. So I think that it would be unlikely for us to retire common stock at this point.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

 David Rothschild - Raymond James - Analyst

 I guess the other question is most of my clients have held your guys' stock for well over 10 years. For years you've paid well over $1.00 a dividend and now the dividend is down to $0.40 a share. I mean, is there a foreseeable future we might be back to $1.00 a share on dividends in the next three, four years? I mean, is that kind of outlook with what your leasing activity is?

 Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Well, we've all held our stock for a long time too and the dividend is at a conservative pair ratio in relation to funds from operations. We do want to get back in the business of increasing our dividends on an annual basis and would expect that there would be some upward pressure on our taxable income next year. But the future is hard to predict and we'll have to take that one year at a time.

 David Rothschild - Raymond James - Analyst

 Thank you.

Operator

 We'll hear next from Mel Cutler with Cutler Capital Management.

  Mel Cutler - Cutler Capital Management - Analyst

 Just a couple of questions - most of them have been answered. On the dividend, the earnings for this year are estimated at about $0.40.

Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Taxable income, that's right.

  Mel Cutler - Cutler Capital Management - Analyst

 Taxable income, yes. Then the second question, since everybody asked good questions, available for disposition over the next couple of years, is that approximately $380 million that we're talking about?

Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Yes, I mean, we haven't given specific guidance to disposition volume for next year, but if we did the $190 million this year, we'll still have sales, particularly in the retail portfolio and a couple multi-tenant assets that we scheduled for sale next year because we think we can make some leasing progress this year. So I think it'll be a fairly steady capital recycling program that'll go through next year at this point.

  Mel Cutler - Cutler Capital Management - Analyst

 Basically the philosophy is to go back to single tenant net leases. That's a question, not a statement.

Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Yes, that's right.

  Mel Cutler - Cutler Capital Management - Analyst

 Thank you.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

  Operator

 We'll now take our last question, a follow-up from Sheila McGrath with KBW.

  Sheila McGrath - KBW - Analyst

 Will, I was just wondering on 100 Light Street, you're 44% occupied now. Is your plan there to get it stabilized, 80% plus and then sell it? Then if you could remind us what the basis what you're carrying that building at on your books.

  Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Yes, I think — right now we think we have good leasing prospects, Sheila. So we will, as we sign leases and raise occupancy in the building we will revisit when we should sell the asset. So I think we'll just take that one lease at a time. But we do have more interest from large users now than we ever have had. Pat, can you comment on our basis?

  Pat Carroll - Lexington Realty Trust - Chief Financial Officer

 Yes, the gross basis is disclosed in the multi-tenant chart but I think net of depreciation and exclusive of the garage I want to say it's around $100 million.

  Sheila McGrath - KBW - Analyst

 Thank you.

 Operator

 That concludes the question-and-answer session today. At this time, Mr. Eglin, I will turn the conference back over to you for any additional or closing remarks.

Will Eglin - Lexington Realty Trust - Chief Executive Officer and President

 Thank you again for joining us this morning. We've very excited about our prospects for 2010 and, as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Lisa Soares or you can find additional information on the company on our website at www.lxp.com.

In addition, you may contact me or the other members of senior management with any questions. Thank you and have a good day, everyone.

 Operator

 Again, ladies and gentlemen, that does conclude today's conference. We thank you for your participation.

Final Transcript
May 06, 2010 / 03:00PM GMT, LXP - Q1 2010 Lexington Realty Trust Earnings Conference Call

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